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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NGP Capital Resources Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NGP Capital Resources Company

909 Fannin, Suite 3800

Houston, TX 77010

YOUR IMMEDIATE ACTION IS REQUESTED

Please Vote Your Shares for the September 29th Annual Meeting Today!

September 15, 2014

Dear NGP Capital Resources Company Stockholder:

We recently mailed to you proxy materials for the annual meeting of stockholders detailing, among other things, the proposed change in the investment advisor of NGP Capital Resources Company (NASDAQ: NGPC) (the “Company”). Your vote is extremely important, and we would like to provide you with information regarding events occurring subsequent to the filing of the Company’s definitive proxy statement with the SEC on August 25, 2014.

The Board of Directors of the Company recommends a vote “FOR” the proposal to approve the proposed investment advisory agreement, pursuant to which Oak Hill Advisors, L.P. would be appointed as the new investment advisor of the Company, “FOR” the director nominee and “FOR” each of the other proposals.

Leading Independent Proxy Advisory Firms Recommend that Stockholders Vote “FOR” the New Investment Advisor

Two major independent proxy advisory firms, ISS Proxy Advisory Services (“ISS”) and Egan-Jones Proxy Services (“Egan-Jones”), have recommended that the Company’s stockholders vote “FOR” the proposal to approve the proposed investment advisory agreement, pursuant to which Oak Hill Advisors, L.P. (“OHA”) would be appointed as the new investment advisor of the Company. In addition, ISS and Egan-Jones have recommended that the Company’s stockholders vote “FOR” the director nominee, “FOR” the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 and “FOR” the proposal to approve any motion properly brought before the annual meeting to adjourn the annual meeting, if necessary, to solicit additional votes in favor of the proposal to approve the proposed investment advisory agreement.

ISS and Egan-Jones are leading independent proxy advisory firms and their voting analyses and recommendations are relied upon by institutional investment funds, mutual funds and fiduciaries throughout the world.

Update Regarding Strategic Alternatives Review

On August 23, 2014, the Board of Directors of the Company (the “Board”) received an unsolicited, revised proposal from the same third party that submitted an alternative proposal subsequent to the Company’s public announcement of its entry into the Stock Purchase and Transaction Agreement (the “Transaction Agreement”) with OHA BDC Investor, LLC and OHA pursuant to which, among other things, OHA will become the Company's new investment advisor, subject to approval by the Company's stockholders and other conditions (the “Transaction”). The Board evaluated and discussed the revised proposal internally as well as with outside legal counsel and its financial advisor. By letter dated September 5, 2014, the Company inquired as to whether OHA would be willing to consider and discuss the modification of certain economic terms of the Transaction. By letter dated September 10, 2014, OHA informed the Company that they believed that the Transaction should move forward, as negotiated, without modification. Following receipt of OHA’s letter, the Board deliberated on the qualitative and quantitative aspects of the revised third party proposal and the Transaction and determined that the third party’s revised proposal is not superior to the Transaction. The Board continues to believe that the Transaction is in the best interest of the Company and its stockholders.

YOUR PARTICIPATION IS IMPORTANT – PLEASE VOTE TODAY!

The Company urges stockholders to vote “FOR” the proposal to approve the proposed investment advisory agreement, pursuant to which OHA would be appointed as the new investment advisor of the Company, “FOR” the director nominee and “FOR” each of the other proposals today. For purposes of the proposals (i) to approve the proposed investment advisory agreement, pursuant to which OHA would be appointed as the new investment advisor of the Company and (ii) to elect the director nominee, NOT VOTING is the same as a vote AGAINST such proposals. Instructions on how to vote your shares over the telephone or via the Internet are provided on the proxy card enclosed with this letter. Alternatively, you may sign and return the enclosed proxy card in the envelope provided.

Stockholders who have questions about the proposals or who need assistance voting their shares should contact the Company’s proxy solicitor, Alliance Advisors, LLC, toll-free at 877-777-8133.

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. We principally invest in private companies and from time to time, we may also invest in public companies. We invest primarily in senior secured and mezzanine loans according to our business plan and in some instances receive equity interests in portfolio companies in connection with such investments. Our manager is NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management (“NGP ECM”). Founded in 1988, NGP ECM is a premier investment franchise in the natural resources industry, which together with its affiliates has managed approximately $13 billion in cumulative committed capital since inception. NGP ECM’s investment platform includes Natural Gas Partners, NGP Global Agribusiness Partners, NGP Capital Resources Company and NGP Energy Technology Partners, L.P. More information can be found at www.ngpenergycapital.com.

About Oak Hill Advisors, L.P.

Oak Hill Advisors, L.P. is a leading independent investment firm specializing in high yield bonds, leveraged loans, direct lending, distressed investments, mortgage strategies and corporate structured products throughout the United States and Europe. Oak Hill Advisors, L.P. manages credit hedge funds, long-only funds, distressed funds, other specialty credit funds and customized mandates. The firm employs a fundamental value-oriented strategy focused on credit analysis, relative value analysis, risk-adjusted return generation, loss avoidance and active risk management that has been in place for more than two decades. More information can be found at www.oakhilladvisors.com.

Additional Information and Where to Find It

A copy of the definitive proxy statement of the Company was filed with the SEC on August 25, 2014. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTIONS. Investors and security holders may obtain a free copy of the definitive proxy statement and other relevant documents filed by the Company with the Securities and Exchange Commission (the “SEC”) at the SEC’s website at www.sec.gov or under the Investor Relations section of the Company’s website at www.ngpcrc.com.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transactions. Information concerning the interests of the Company’s participants in the solicitation is set forth in the Company's definitive proxy statement relating to the proposed transactions.

Sincerely,

Stephen K. Gardner, Chief Executive Officer